UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 30, 2010

CSS Industries, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-2661	13-1920657
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1845 Walnut Street, Philadelphia, PA	19103
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (215) 569-9900

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 30, 2010, Clifford E. Pietrafitta resigned as our Vice President — Finance and Chief Financial Officer, effective immediately. Vincent A. Paccapaniccia has been appointed as our new Vice President – Finance and Chief Financial Officer effective March 31, 2010.

Mr. Paccapaniccia, age 52, served as Chief Financial Officer of the ICT Group, Inc. (“ICT”), a provider of customer management and business process outsourcing solutions, from August 1998 until February 2010. He also served as ICT’s Executive Vice President, Finance and Administration from January 2003 until February 2010. From July 1998 until January 2003, Mr. Paccapaniccia served at ICT’s Senior Vice President, Finance. He served as ICT’s Vice President of Finance from January 1996 to July 1998. Prior to being acquired by another company in February 2010, ICT was a public company with its common stock traded on the NASDAQ Stock Market. ICT had annual revenues in excess of $400 million, and it had approximately 18,000 employees as of December 31, 2009.

In connection with Mr. Paccapaniccia’s commencement of employment with us, we have entered into an employment agreement with him, providing for: (i) a base salary of $320,000 per annum, with consideration for an increase in such base salary to take place annually in connection with an annual performance review; (ii) participation in our Management Incentive Program (beginning with our fiscal year ending March 31, 2011) with a target incentive compensation opportunity amount equal to 80% of Mr. Paccapaniccia’s then-current annual base salary (with a minimum payout of $40,000 for our fiscal year ending March 31, 2011); (iii) a future management recommendation to the Human Resources Committee of our Board of Directors for a grant to Mr. Paccapaniccia of a stock option to acquire 10,000 shares of our common stock and for a grant to Mr. Paccapaniccia of a time-vested stock bonus award of 10,000 restricted stock units (vesting incrementally on the third, fourth and fifth anniversaries of the grant date), subject to the provisions of our 2004 Equity Compensation Plan; and (iv) a company-owned or leased automobile to be made available for Mr. Paccapaniccia’s use.

The employment agreement also provides that we will pay a severance benefit to Mr. Paccapaniccia if we terminate his employment other than for cause at any time prior to March 31, 2013, subject to certain conditions set forth in the employment agreement. The severance benefit consists of continuation of payments to Mr. Paccapaniccia for a period of months following any such termination. The amount paid each month would be equal to one-twelfth of his then-current annual base salary, and the payments would continue until eighteen months after the termination date or until March 31, 2013, whichever is later. These payments will be reduced by any applicable tax withholdings and payroll deductions and by any earnings and other compensation received by Mr. Paccapaniccia or accrued for his benefit for his services subsequent to the one year anniversary of the date of termination of his employment.

Item 7.01 Regulation FD Disclosure.

On March 31, 2010, we issued a press release announcing that Clifford E. Pietrafitta had resigned as our Vice President — Finance and Chief Financial Officer, and that Vincent A. Paccapaniccia had joined our organization as our new Vice President – Finance and Chief Financial Officer. A copy of such press release is attached as Exhibit 99.1 to this Current Report on Form 8-K. This press release is being furnished pursuant to General Instruction B.2 of Form 8-K and is not deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”), nor is it subject to the liabilities of that section or deemed incorporated by reference into any filing made by us under the Exchange Act and/or the Securities Act of 1933.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

99.1 Press Release dated March 31, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CSS Industries, Inc.
(Registrant)

By: /s/ William G. Kiesling
William G. Kiesling
Vice President – Legal and Human
Resources and General Counsel

Date: March 31, 2010

EXHIBIT INDEX

Exhibit	Description

99.1	Press Release dated March 31, 2010

5